Shareholder Proxy

At a special meeting of shareholders held on December 9, 2016, shareholders approved the election of Trustees. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: David Levenson, David Sylvester, Maureen Leary-Jago and Timothy Jacoby. The results of the voting were as follows:

Vote on Trustees		Shares Voted	% Shares Voted	% of Total Outstanding Shares
David Levenson	For	8,301,124,646.870	96.137%	41.999%
	Withheld	333,569,482.050	3.863	1.687
David Sylvester	For	8,302,533,748.320	96.154	42.006
	Withheld	332,160,380.600	3.846	1.680
Maureen Leary-Jago	For	8,303,462,444.880	96.164	42.011
	Withheld	331,231,684.040	3.836	1.675
Timothy Jacoby	For	8,305,991,408.650	96.197	42.023
	Withheld	328,702,720.270	3.806	1.663

At a special meeting of shareholders held on January 24, 2017, shareholders considered four matters: approval of the Advisory Agreement, approval of the Sub-Advisory Agreement, approval of the Rule 12b-1 plan and the operation of the Fund in a manner described in a manager-of-managers order previously granted by the SEC that would permit the Fund to enter into and materially amend certain sub-advisory agreements without shareholder approval. The results of the voting were as follows:

1) Approval of the investment management and administration agreement between the Fund and the Adviser:

	Shares Voted	% Shares Voted	% of Total Outstanding Shares
For	9,164,026,403.080	89.844%	46.365%
Against	611,471,605.730	5.995	3.094
Abstain	424,486,602.040	4.161	2.147
Total	10,199,984,610.850	100.000	51.606

2) Approval of the Sub-Advisory Agreement among the Adviser, the Sub-adviser, FAS and the Fund:

	Shares Voted	% Shares Voted	% of Total Outstanding Shares
For	9,291,455,618.020	91.093%	47.009%
Against	448,249,251.940	4.395	2.268
Abstain	460,279,740.890	4.512	2.329
Total	10,199,984,610.850	100.000	51.606

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3) Approval of Rule 12b-1 plan for the Fund:

Investment Shares
	Shares Voted	% Shares Voted	% of Total Outstanding Shares
For	6,965,543,270.020	88.027%	45.669%
Against	569,949,740.790	7.203	3.737
Abstain	377,523,220.100	4.770	2.475
Total	7,913,016,230.910	100.000	51.881

Retirement Shares
	Shares Voted	% Shares Voted	% of Total Outstanding Shares
For	2,043,624,604.480	89.360%	45.285%
Against	127,978,469.730	5.596	2.836
Abstain	115,365,304.730	5.044	2.556
Total	2,286,968,378.940	100.000	50.677

4) Approval of the operation of the Fund in the manner described in a manager-of-managers exemptive order previously granted by the SEC that permits the Fund to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers without shareholder approval:

	Shares Voted	% of Shares Voted	% of Total Outstanding Shares
For	9,102,897,130.940	89.245%	46.056%
Against	628,043,973.720	6.157	3.177
Abstain	469,043,506.190	4.598	2.373
Total	10,199,984,610.850	100.000	51.606

Annual Shareholder Report

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